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                                                                    EXHIBIT 99.1
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
Media Contact:  Cam Collova                         Investor Contact:  Warren M. Posey
                Armstrong World Industries                             Armstrong World Industries
                VP, Corporate Relations                                Assistant Treasurer
                (717) 396-2169                                         (717) 396-2216

                Tom Daly/David Kronfeld
                Kekst and Company
                (212) 521-4800

In Germany:     Michael Kruesmann
                Gavin Anderson & Company
                011-(49) 89-95 96 10-0
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                                                           FOR IMMEDIATE RELEASE
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    ARMSTRONG WORLD INDUSTRIES, INC. ANNOUNCES INTENTION TO COMMENCE TENDER
              OFFER FOR DLW AKTIENGESELLSCHAFT AT DM 350 PER SHARE

 Alliance of Armstrong World Industries, Inc. and DLW Aktiengesellschaft Would
               Greatly Enhance Their Global Competitive Position


LANCASTER, PA and BIETIGHEIM-BISSINGEN, GERMANY, JUNE 5, 1998 - Armstrong World Industries, Inc. (NYSE: ACK) and DLW Aktiengesellschaft (Frankfurt Stock
Exchange: DLW) jointly announced today that Armstrong intends to launch a tender offer for all the shares outstanding of DLW at a purchase price of DM 350 per share. The transaction would place a total equity value on DLW of DM 495 million (approx. $275 million) which implies a total enterprise value of DM 620 million ($340 million), including indebtedness. This would represent a 39% premium to DLW shareholders over the average closing price per share for the latest three months.

The transaction has been unanimously approved by the Board of Directors of Armstrong, subject to the approvals stated below, and has received the unanimous support of the Management Board of DLW. The transaction has already received the approval of two of DLW's key shareholders, Allianz Holding AG and Baden-Wurttembergische Bank AG, who have committed to sell their shares to Armstrong. Together Allianz and Baden-Wurttembergische Bank hold 23.36% of DLW.

To complete the tender offer, Armstrong will seek to acquire at least 75% of the total shares of DLW, including the shares of Allianz and Baden- Wurttembergische Bank. The effective launch of the tender offer is subject to customary corporate governance approvals, and the completion of the tender offer would be subject to customary regulatory approvals.
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George A. Lorch, Chairman & Chief Executive Officer of Armstrong, said, "This will be an important strategic combination, both for Armstrong and DLW. The transaction will provide the combined entities with the critical size necessary to be a leading player in the consolidating global flooring market. DLW will become an integral part of a leading global flooring company, moving beyond its traditional strength in Europe. At the same time, DLW will provide Armstrong with an expanded presence in Europe that could serve as a continuing platform for growth."

"Specifically, the combination of the two companies will have greater market reach and a wider array of products to offer distributors and customers. In addition, we expect to be able to achieve economies of scale and greater profitability. Employees of both companies will be part of a stronger, more distinctive global competitor."

Dr. Bemd Pelz, Chairman of DLW, said, "Over the past few years, we have worked hard to refocus DLW on its core strengths and improve profitability, and I am proud of what we have accomplished. Today we have begun the next step, combining with one of the world's most recognized brand names in flooring. Together we will benefit from the combination of management expertise and technical talent that will allow us to offer a more complete line of flooring products to an even wider customer base. The transaction will provide excellent value to our shareholders and will establish for our employees a strong platform from which to grow in the future.

DLW, headquartered in Bietigheim-Bissingen, Germany, is the leading flooring manufacturer in Germany and the third largest flooring manufacturer in Europe. Total 1997 sales were DM 1,184 million (approx. $680 million) with approximately 4,400 employees.

Armstrong is a global leader in the design, innovation and manufacture of interior finishing solutions, most notably floors and ceilings. It is also a world leader in the innovation and manufacture of pipe insulation, gasket material and textile machine parts. Based in Lancaster, PA, Armstrong has approximately 10,600 employees worldwide. In 1997 its net sales totaled $2.2 billion.

Combined 1997 pro forma floor covering sales for Armstrong and DLW would have amounted to DM 2,850 million($1,640 million) worldwide and to DM 1,160 million ($645 million) in Europe.
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Note: Safe Harbor Statement under the Private Securities Litigation Reform Act
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of 1995:
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This press release contains forward-looking statements regarding Armstrong World
Industries, Inc.'s results and trends in its business. These statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the company's control. Such risks include the successful consummation of the tender offer, management's ability to integrate the company's flooring operations with DLW Aktiengesellschaft's operations, the company's ability to achieve the anticipated economies of scale and profitability margins and employee satisfaction with the transaction, among others. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. We also refer to the company's filings with the Securities and Exchange Commission, which include descriptions of additional risks and uncertainties.